Exhibit 12
BB&T Corporation
Earnings To Fixed Charges

	For the Six Months Ended
	June 30,				For the Years Ended December 31,
	2009		2008		2008		2007		2006		2005		2004
	(Dollars in millions)
Earnings:
Income before income taxes	$681		$1,236		$2,079		$2,582		$2,478		$2,471		$2,323
Plus:
Fixed charges	1,186		1,627		3,044		4,068		3,233		2,029		1,232
Less:
Dividends/accretion on preferred stock	124		-		21		-		-		-		-
Noncontrolling interest	10		4		10		12		5		4		1
Capitalized interest	-		1		2		4		2		1		-

Earnings, including interest on
deposits	1,733		2,858		5,090		6,634		5,704		4,495		3,554

Less:
Interest on deposits	666		1,019		1,891		2,620		2,137		1,252		730

Earnings, excluding interest on
deposits	$1,067		$1,839		$3,199		$4,014		$3,567		$3,243		$2,824

Fixed charges:
Interest expense	$1,035		$1,600		$2,969		$4,014		$3,185		$1,981		$1,199
Capitalized interest	-		1		2		4		2		1		-
Interest portion of rent expense	27		26		52		50		46		47		33
Dividends/accretion on preferred stock	124		-		21		-		-		-		-

Total fixed charges	1,186		1,627		3,044		4,068		3,233		2,029		1,232

Less:
Interest on deposits	666		1,019		1,891		2,620		2,137		1,252		730

Total fixed charges excluding
interest on deposits	$520		$608		$1,153		$1,448		$1,096		$777		$502

Earnings to fixed charges:

Including interest on deposits	1.46	x	1.76	x	1.67	x	1.63	x	1.76	x	2.22	x	2.88	x

Excluding interest on deposits	2.05	x	3.02	x	2.77	x	2.77	x	3.25	x	4.17	x	5.62	x